Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

2014 EARNINGS

Berwick, Pennsylvania – January 30, 2015 - First Keystone Corporation (OTCQB: FKYS), parent company of First Keystone Community Bank, reported net income of $10,211,000 for the year ended December 31, 2014. Net income for 2014 was $62,000 or 0.60% less than 2013. Net income per share was $1.84 for the year while dividends were $1.05.

Growth in net interest income continues to be hampered by low interest rates. Growth in earning assets, primarily net loans, helped to maintain levels of interest income, while less reliance on Certificates of Deposit allowed us to reduce interest expense. Total interest income in 2014 was essentially equal to 2013, coming in at $31,019,000. Total interest expense was lower by $502,000, or 10.1%. Net interest income increased from $26,007,000 to $26,567,000, or 2.2%.

Continuing improvements in asset quality and fewer charged-off loans have combined to allow us to reduce our provision for loan losses during 2014. Provision for loan losses was $433,000 in 2014 as compared to $1,372,000 in 2013.

Other income, before net investment securities gains, rose by $241,000, or 4.9% to $5,146,000. Trust department income and service charges and fees were higher while gains on sale of mortgage loans were lower. Net investment securities gains were $2,756,000 in 2014 as compared to $2,900,000 in 2013.

Non-interest expense was higher in 2014 as compared to 2013. Salaries and employee benefits expense was impacted by the opening of our Shickshinny Office in December 2013. Another impact was the cost of data processing in 2014. In March, we outsourced processing of our core data in order to enhance data security, provide improved disaster recovery and reduce the cost of additional hardware. In addition, occupancy expense related to the new administrative building and the Shickshinny office increased.

Income tax expense increased to $2,617,000 as a result of fewer holdings of tax-free municipal securities and credits for low-income housing partnerships.

Total assets increased to $912,353,000 as of December 31, 2014, or 1.2% over the same period in 2013. Net loans increased by 9.3% to $481,071,000. Total investment securities decreased slightly to $348,722,000.

Total deposits were lower by $28,513,000 and ended the year at $661,562,000. Excluding one large municipal customer, core deposits grew significantly as total time deposits were down by $30,242,000. Our Kasasa suite of free deposit accounts with rewards generated $4,364,000 in low cost deposits.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is celebrating its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties. The newest branch in Shickshinny, Pennsylvania opened in December 2013.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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